Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Pacific Premier Bancorp, Inc. of our report dated March 8, 2018, relating to the consolidated financial statements of Grandpoint Capital, Inc. and Subsidiaries, which report appears in the Amendment No. 1 to the Registration Statement on Form S-4 of Pacific Premier Bancorp, Inc. (No. 333-224167). We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California

April 23, 2019